NN, Inc. Announces $50 Million
Net Private Placement of Common Stock and Pre-Funded Warrants

Capital will be used to eliminate all of its preferred stock and to support business growth

FOR IMMEDIATE RELEASE

CHARLOTTE, N.C., October 2, 2026 – NN, Inc. (“NN” or the “Company”) (NASDAQ: NNBR), a global leader in precision manufacturing, today announced it has entered into a securities purchase agreement for a private investment in public equity financing (the “PIPE”) that is expected to result in net proceeds of approximately $50 million after deducting placement agent fees and offering expenses. The PIPE is expected to close on or about October 5, 2026, subject to the satisfaction of customary closing conditions.

Capital Raise Overview

Pursuant to the terms of the securities purchase agreement, at the closing of the PIPE, NN will issue an aggregate of 16.1 million shares of common stock (or prefunded warrants in lieu thereof) at a price of $3.30 per share (or $3.29 per pre-funded warrant). Each pre-funded warrant has an exercise price of $0.01 per share of common stock, will be immediately exercisable, subject to certain conditions set forth in each pre-funded warrant, and will not expire.

There are 10 investors making this investment from a mix of both existing shareholders and new shareholders. The investment was significantly over-subscribed and allocations were made across the investor base. The capital raise was enabled by the Company’s recent increase of its authorized common stock achieved via shareholder vote.

Use of Proceeds and Update

Preferred Stock Elimination and Deleverage - NN will use the majority of the net proceeds from this capital raise for the final redemption and complete elimination of the Company’s remaining Series D Preferred Stock held by investment funds managed by Morgan Stanley Tactical Value funds. This preferred stock arrangement was entered into over 5 years ago. With this anticipated action, NN will have eliminated all of its dilutive equity securities in the last 3 months. Additionally, the Company has now achieved a cashflow balance for servicing its debt on an on-going basis and lowered its leverage on a pro-forma basis.

Fund Existing Business Growth and Next-Gen Sales Expansion - NN will use the remainder of the net proceeds to fund the Company’s growth both current growth and future growth. NN is successfully growing and expanding its business consistent with its 5 Pillar growth strategy. The growth investment takes two forms – capital expenditures for new equipment for future sales and working capital for increasing current sales.

Q3 Update – Q3 2026 was another high sales growth quarter for NN and sales were at the highest levels in the last 8 years. New business awards are at the highest levels ever. The company has secured approximately $130 million of annual new business over the last 12 months. Additionally, after successfully launching a brand-new product line this year in liquid cooling connectors, the company is readying its entry into another brand-new product area - cable assemblies - with a new plant startup in Mexico. This new product line will further enable the company to aggressively grow sales in data center, grid, medical, defense & electronics, and high value vehicle.

Harold Bevis, President and CEO of NN, commented, “NN has transformed its financial profile during 2026 with strong operating performance and several capital markets actions. The Company is moving along its multi-year path. This PIPE transaction completes a significant step in our balance sheet evolution. We are eliminating the Series D preferred stock with this action and setting the Company up for its next phase of growth and common stock value increases. We have a great set of investors now and together we are committed to breakthrough, exceptional performance. Next up for NN is to refinance its high-cost Term Loan. We believe we can achieve a strong multi-million dollar cash interest reduction and further increase value for our common stock holders.”

“NN’s key target markets of Data Center, Defense & Electronics, and Medical Products are strong and we are expanding our presence in them. Through the end of September, we secured approximately $130 million of new business over the last 12 months. Our business development team is prospecting and winning new business big-time. We have won over 200 programs this year and the year is not over. Importantly, we are in full-scale launch mode to bring these new wins online and into our sales streams to further boost our sales. Our best days are before us.”

“We would like to thank our banking team, legal advisers and investors for their active leadership completing this PIPE. Lake Street Capital Markets, LLC acted as the sole placement agent for the PIPE. Dentons US LLP served as sole legal counsel to NN for the PIPE. Faegre Drinker served as counsel to the placement agent. Alpha IR served as investor relations and public communications lead for NN.”

The securities being issued and sold in the PIPE have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Concurrently with the execution of the securities purchase agreement, NN and the investors named therein entered into a registration rights agreement pursuant to which NN has agreed to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) registering the resale of the shares of common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About NN, Inc.

NN, Inc. (NASDAQ: NNBR) is an entrepreneurial manufacturing company specializing in manufacturing micron-toleranced precision metal componentry for high-growth end markets, especially Data Center, Electric Grid, Medical, Defense, and High-Value Vehicle systems. Founded in 1980, NN serves over 700 customers on 4 continents through its 2,550 person workforce operating out of 27 global plants. This footprint enables rapid innovation and global scaled solutions. For more information, visit nninc.com.

Forward Looking Statements

This press release may contain forward-looking statements regarding our business, operations, and financial performance. Such statements are based on current expectations and assumptions that are subject to a number of risks and uncertainties. Actual results could differ materially. Please refer to our most recently filed Form 10-K and our Form 10-Q for the period following that Form 10-K, including the risk factors described therein. We undertake no obligation to update any forward-looking statement, except as required by law. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
Joe Caminiti
NNBR@alpha-ir.com
312-445-2870